Milliman Variable Insurance Trust 485BPOS

Exhibit 99(j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund – Jan/Jul, Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund – Feb/Aug, Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund – Mar/Sep, Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund – Apr/Oct, Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund – May/Nov, Milliman 6-Month Buffered S&P 500 with Trigger Outcome Fund – Jun/Dec, each a series of Milliman Variable Insurance Trust, under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 8, 2022